Exhibit 99.1

S.Y. Bancorp Reports Record Second Quarter Net Income Totaling $6.4 Million or $0.45 Per Diluted Share

Excluding Net Acquisition Costs, Second Quarter Diluted Earnings Per Share Rose 11% to $0.49 Compared with $0.44 in 2012

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 24, 2013--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported record results for the second quarter and first half of 2013, despite recording net acquisition costs of $0.04 per diluted share. The Company’s performance continued to demonstrate solid contributions from key areas of the Company, including:

  Solid loan production, net loan growth and encouraging pipeline;
  A further reduction in the quarterly loan loss provision based on increasing confidence as to credit risk in the Company’s loan portfolio;
  Increasing revenue from the investment management and trust services department; and
  A bargain purchase gain from the acquisition of THE BANCorp, INC. ("BANCorp"), the holding company for THE BANK – Oldham County, during the second quarter, which helped partially offset acquisition costs.
The following is a summary of the Company's reported results:

Quarter Ended June 30,	2013	2012	Change
Net income	$6,407,000	$6,103,000	5%
Net income per share, diluted	$0.45	$0.44	2%
Return on average equity	11.69%	12.59%
Return on average assets	1.16%	1.20%

Six Months Ended June 30,	2013	2012	Change
Net income	$13,175,000	$12,605,000	5%
Net income per share, diluted	$0.94	$0.91	3%
Return on average equity	12.41%	13.14%
Return on average assets	1.23%	1.25%

Second quarter results reflect two special items related to the BANCorp acquisition: a bargain purchase gain of $449 thousand and acquisition-related expenses totaling more than $1.5 million. Excluding these items, which reduced second quarter earnings by $0.04 per diluted share, adjusted net income per diluted share for the second quarter of 2013 was $0.49, representing an increase of 11% over the year-earlier quarter. See reconciliation of GAAP and non-GAAP measures later in this release.

Commenting on the results, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to announce that S.Y. Bancorp continued to post attractive earnings growth during the second quarter, with adjusted net income per diluted share rising 11% to a record second quarter adjusted earnings per share of $0.49. We also were gratified to see ongoing organic expansion of our loan portfolio and deposit base alongside the new business obtained in the BANCorp acquisition."

Heintzman noted that the BANCorp acquisition expanded the Bank’s footprint in the Louisville MSA by adding three branches in Oldham County and one additional branch in Jefferson County. The acquisition also added approximately $38.8 million in loans as of the end of the second quarter of 2013, along with $53.6 million in investments and $122.3 million in deposits. The Company has implemented initiatives to eliminate redundant costs, which should combine with the results of BANCorp’s operations to produce earnings per share accretion. The BANCorp acquisition is expected to add approximately $0.03 to the Company’s diluted earnings per share for 2013, excluding one-time items, and approximately $0.04 to diluted earnings per share for 2014.

"The Company’s performance continued to reflect solid contributions from all areas of our business," Heintzman continued. "As we have indicated in the past, balanced operations have been key to our long-term record of success, and this quarter again underscored the benefit of that diversity. Spurred by both improving stock market conditions and the addition of new business, our investment management and trust services department experienced a 13% increase in revenue during the quarter, which more than offset the current, more tempered pace of business in our mortgage division following red-hot conditions for home mortgage refinancings over the past year. With $2.0 billion in assets under management, our investment management and trust services department continues to rank among the top 100 in the nation, based on revenue.

"Additionally, steadily strengthening credit quality as seen in the Company’s credit metrics, coupled with an outlook for improving and sustainable economic conditions, allowed the Company to reduce its provision for loan losses in the second quarter," Heintzman added. "Non-performing loans, non-performing assets and net charge-offs all declined on a sequential quarter basis and each is below its year-earlier level. More importantly, leading indicators such as our levels of watch list, classified and past due loans continue to show positive trends. Even as we continue to reduce our loan loss provision, however, we note that our total allowance remains at 1.92% of total end-of period loans, only 12 basis points off the peak in 2012."

Heintzman noted that the Company’s financial performance has continued to gain the attention of investment professionals. S.Y. Bancorp was one of only 47 banks nationwide to be named to the 2012 KBW Bank Honor Roll, a distinction the Company has earned for nine consecutive years. S.Y. Bancorp also was recently recognized as among the top 10% of U.S. community banks in the first annual Raymond James Community Bankers Cup. Lastly, S.Y. Bancorp was recently included in the "Nifty Fifty" list, a ranking by Bank Director magazine and Sandler O’Neill + Partners of the top 50 best users of capital based on profitability and capital strength.

Concluding, Heintzman said, "We are pleased to end the second quarter with solid operating momentum and a strong and growing presence across our three markets. Based on higher loan production this year, our loan pipeline remains strong. We also are excited by the opportunities ahead to grow our business, as with our recent acquisition of The BANCorp and the potential it provides for us to deepen our relationships with our new customers based on an expanded service offerings. Our successful acquisition and integration of the BANCorp, along with the capital strength we possess, add a new dimension to the way we can approach long-term strategic growth for the Bank. While we know that we have continued challenges ahead, especially related to net interest margin compression in the near term, we remain optimistic that our diverse markets, products and service lines, together with improving business conditions, will allow us to extend our record of growth and profitability."

S.Y. Bancorp’s total assets increased $175.0 million or 8% at June 30, 2013, reaching $2.259 billion compared with $2.084 billion at June 30, 2012. The Company’s loan portfolio increased $89.2 million or 6% to $1.667 billion at June 30, 2013, compared with $1.578 billion at June 30, 2012. Total deposits increased $200.6 million or 12% to $1.865 billion at June 30, 2013, from $1.664 billion at the end of the second quarter of 2012.

The Company’s capital levels remained strong during the second quarter of 2013. The Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 11.26%, 13.75% and 15.00%, respectively, at June 30, 2013, and included the impact of issuing 531 thousand shares or $12.2 million of common stock in the BANCorp acquisition. Each of these ratios exceeds the required minimum of 5%, 6% and 10%, respectively, necessary to be deemed a "well-capitalized" institution – the highest capital rating for financial institutions. The ratio of tangible common equity to total tangible assets was 9.63% at June 30, 2013, compared with 9.82% at March 31, 2013, and 9.39% as of June 30, 2012 (see reconciliation of GAAP and non-GAAP measures later in this release). The Company intends to maintain capital ratios at historically higher levels until there is greater certainty regarding sustainable economic improvements and to remain well positioned to pursue expansion and other opportunities that may arise. Even with those objectives, S.Y. Bancorp has continued its efforts to enhance stockholder value through steadily increased cash dividends, raising the dividend rate five times over the past six years.

Net interest income – the Company’s largest source of revenue – increased $680 thousand or 4% to $19.0 million in the second quarter of 2013 from $18.3 million in the prior-year quarter. In the second quarter of 2013, net interest margin was 3.72% versus 3.83% in the first quarter of 2013 and 3.98% in the second quarter of 2012. For the first half of 2013, net interest income increased $593 thousand or 2% to $37.4 million from $36.8 million in the prior-year period. Net interest margin for the first half of 2013 declined 24 basis points to 3.78% from 4.02% a year ago. The Company expects that net interest margin compression will continue due to competitive pressures and until interest rates begin to rise.

Net interest margin in the second quarter of 2013 continued to reflect a higher amount of prepayment fees associated with an increase in loan refinancing activity. Adjusting for these sources of additional income, the Company’s more normalized or core net interest margin declined to 3.66% for the second quarter of 2013 from 3.77% for the first quarter of 2013, 3.74% in the fourth quarter of 2012, 3.85% for the third quarter of 2012, and 3.94% in the second quarter of 2012 (see reconciliation of GAAP and non-GAAP measures later in this release). Management believes these core margins better indicate the increasing pressure of a low interest rate environment and a highly competitive loan market, and it currently expects margin compression to continue in 2013, resulting in core net interest margin for the full year of between 3.60% and 3.65%.

Non-performing loans (NPLs) totaled $31.5 million or 1.89% of total loans outstanding at June 30, 2013, compared with $33.5 million or 2.09% of total loans outstanding at March 31, 2013, and $35.6 million or 2.25% of total loans at June 30, 2012. Included in NPLs are loans that have been restructured totaling approximately $8.6 million at June 30, 2013, $11.0 million at March 31, 2013, and $7.5 million at June 30, 2012. These loans are performing in accordance with their restructured terms and are accruing interest. Non-performing assets (NPAs), which include NPLs and repossessed assets, were $39.1 million or 1.73% of total assets at June 30, 2013, a decrease from $39.2 million or 1.85% of total assets at March 31, 2013, and $42.6 million or 2.04% of total assets at June 30, 2012.

Net charge-offs in the second quarter of 2013 totaled $1.4 million or 0.08% of average loans, down from $2.2 million or 0.14% of average loans in the first quarter of 2013 and $1.9 million or 0.12% of average loans in the year-earlier period.

The Company’s loan loss provision for the second quarter of 2013 was $1.3 million, resulting in an allowance for loan losses of 1.92% of total loans as of June 30, 2013. This compared with a provision of $2.3 million and an allowance for loan losses of 2.00% for the first quarter of 2013 and a provision of $2.5 million and an allowance for loan losses of 2.01% for the second quarter of 2012. Management continues to take a conservative stance toward allowance levels and believes the Company remains adequately reserved based on its current assessment of overall credit quality.

Total non-interest income increased $1.0 million or 11% to $10.3 million in the second quarter of 2013 compared with $9.3 million for the prior-year quarter. However, as previously noted, total non-interest income included a bargain purchase gain of $449 thousand related to the acquisition of BANCorp. Excluding this gain, adjusted total non-interest income for the second quarter increased $572 thousand or 6% compared with the year-earlier quarter and primarily reflected strong growth in income from investment management and trust services of $4.1 million. Income from investment management and trust services increased $459 thousand or 13% in the second quarter of 2013 versus the year-earlier period. For the first half of 2013, total non-interest income increased $1.0 million or 5% to $19.5 million compared with $18.5 million in the first half of 2012, primarily as a result of the same factors during the second quarter. Adjusted total non-interest income for the first half of 2013 increased $555 thousand or 3% versus the comparable period in 2012.

Total non-interest expense increased $2.3 million or 14% to $18.8 million in the second quarter of 2013 from $16.5 million in the same period last year. However, total non-interest expense included acquisition costs of $1.5 million. Excluding these expenses, adjusted total non-interest expense for the second quarter increased $766 thousand or 5% compared with the year-earlier quarter and primarily reflected higher acquisition-related salaries and employee benefits along with data processing expenses. Incremental data processing expenses will continue through the August 2013 systems conversion. Adjusted total non-interest expense for the first half of 2013 increased $1.6 million or 5% versus the comparable period in 2012. The Company’s second quarter efficiency ratio was 63.72% compared with 59.05% in the second quarter of 2012. Excluding acquisition-related gains and expenses, the adjusted efficiency ratio for the second quarter of 2013 was 59.38%.

In May 2013, S.Y. Bancorp’s Board of Directors declared a quarterly cash dividend of $0.20 per common share. The latest dividend was distributed on July 1, 2013, to stockholders of record as of June 10, 2013.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $2.26 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

The following table provides a reconciliation of net income and earnings per diluted share, along with total stockholders’ equity, in accordance with GAAP to adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, along with tangible common equity in accordance with applicable regulatory requirements. The Company provides non-GAAP earnings information to improve the comparability of its results and provide additional insight into the strength of the Company’s operations. In addition, the Company provides the tangible common equity ratio because of its widespread use by investors as a means to evaluate capital adequacy.

Reconciliation of GAAP and Non-GAAP Measures (Amounts in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Total non-interest income as reported	$10,311	$9,290	$19,539	$18,535
Less gain on acquisition	(449)	--	(449)	--
Adjusted total non-interest income	$9,862	$9,290	$19,090	$18,535

Total non-interest expense	$18,822	$16,508	$34,401	$31,244
Less acquisition costs	(1,548)	--	(1,548)	--
Adjusted total non-interest expense	$17,274	$16,508	$32,853	$31,244

Net income as reported	$6,407	$6,101	$13,175	$12,605
Acquisition costs, after tax, net of gain on acquisition	613	--	613	--
Adjusted net income	$7,020	$6,101	$13,788	$12,605

Earnings per diluted share as reported	$0.45	$0.44	$0.94	$0.91
Acquisition costs, after tax, net of gain on acquisition	0.04	--	0.04	--
Adjusted earnings per diluted share	$0.49	$0.44	$0.98	$0.91

Efficiency ratio as reported	63.72	59.05	59.85	55.67
Effect of gain on acquisition	0.98	--	0.47	--
Effect of acquisition costs	(5.32)	--	(2.71)	--
Adjusted efficiency ratio	59.38	59.05	57.61	55.67

The following table provides a reconciliation of total stockholders’ equity in accordance with US GAAP to tangible common equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Tangible Common Equity Ratio (Dollars in thousands)

	June 30, 2013	March 31, 2013	June 30, 2012
Total stockholders' equity (a)	$220,352	$208,897	$196,302
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(2,445)	--	--
Tangible common equity (c)	$217,225	$208,215	$195,620

Total assets (b)	$2,258,600	$2,121,066	$2,083,628
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(2,445)	--	--
Tangible assets (d)	$2,255,473	$2,120,384	$2,082,946

Total stockholders' equity to total assets (a/b)	9.76%	9.85%	9.42%
Tangible common equity ratio (c/d)	9.63%	9.82%	9.39%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to core net interest margin. The Company provides this information to illustrate the trend in quarterly net interest margin sequentially during 2012 and 2013 and to show the impact of prepayment fees and late charges on net interest margin.

Reconciliation of Net Interest Margin to Core

	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
Net interest margin	3.72%	3.83%	3.78%	3.92%	3.98%
Prepayment penalties / late charges	(0.06)	(0.06)	(0.04)	(0.07)	(0.04)
Core net interest margin	3.66%	3.77%	3.74%	3.85%	3.94%

S.Y. Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2013 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Income Statement Data
Net interest income, fully tax equivalent (1)	$19,229	$18,667	$37,940	$37,588
Interest income
Loans	$19,480	$19,473	$38,529	$39,353
Federal funds sold	72	62	152	134
Mortgage loans held for sale	56	56	120	119
Securities	1,685	1,772	3,327	3,569
Total interest income	21,293	21,363	42,128	43,175
Interest expense
Deposits	1,285	1,881	2,624	3,927
Federal funds purchased	9	43	17	92
Securities sold under agreements to repurchase	33	8	68	16
Federal Home Loan Bank (FHLB) advances	219	364	436	727
Subordinated debentures	772	772	1,545	1,568
Total interest expense	2,318	3,068	4,690	6,330
Net interest income	18,975	18,295	37,438	36,845
Provision for loan losses	1,325	2,475	3,650	6,550
Net interest income after provision for loan losses	17,650	15,820	33,788	30,295
Non-interest income
Investment management and trust income	4,129	3,670	8,015	7,160
Service charges on deposit accounts	2,244	2,125	4,244	4,180
Bankcard transaction revenue	1,020	1,017	1,981	1,982
Gains on sales of mortgage loans held for sale	807	866	1,674	1,605
Gain on the sale of securities	(5)	-	(5)	-
Brokerage commissions and fees	622	652	1,237	1,193
Bank owned life insurance	259	260	511	517
Gain on acquisition	449	-	449	-
Other non-interest income	786	700	1,433	1,898
Total non-interest income	10,311	9,290	19,539	18,535
Non-interest expense
Salaries and employee benefits expense	10,021	9,426	19,678	18,478
Net occupancy expense	1,435	1,464	2,666	2,833
Data processing expense	1,819	1,522	3,175	2,835
Furniture and equipment expense	286	326	577	618
FDIC insurance expense	357	346	707	697
(Gain) loss on other real estate owned	(74)	233	(110)	208
Acquisition costs	1,548	-	1,548	-
Other non-interest expenses	3,430	3,191	6,160	5,575
Total non-interest expense	18,822	16,508	34,401	31,244
Net income before income tax expense	9,139	8,602	18,926	17,586
Income tax expense	2,732	2,499	5,751	4,981
Net income	$6,407	$6,103	$13,175	$12,605

Weighted average shares - basic	14,203	13,874	14,010	13,859
Weighted average shares - diluted	14,243	13,941	14,055	13,916

Net income per share, basic	$0.45	$0.44	$0.94	$0.91
Net income per share, diluted	0.45	0.44	0.94	0.91
Cash dividend declared per share	0.20	0.19	0.40	0.38

Balance Sheet Data (at period end)
Total loans			$1,666,991	$1,577,826
Allowance for loan losses			31,980	31,773
Total assets			2,258,600	2,083,628
Non-interest bearing deposits			412,584	341,128
Interest bearing deposits			1,452,260	1,323,161
Federal Home Loan Bank advances			31,859	60,426
Subordinated debentures			30,900	30,900
Stockholders' equity			220,352	196,302
Total shares outstanding			14,509	13,878
Book value per share			15.19	14.14
Market value per share			24.53	23.95

S.Y. Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2013 Earnings Release

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Average Balance Sheet Data
Average federal funds sold	$95,029	$84,957	$102,707	$89,341
Average mortgage loans held for sale	6,471	5,718	7,157	5,747
Average securities available for sale	331,248	265,393	304,389	258,554
Average FHLB stock and other securities	6,772	6,157	6,478	6,053
Average loans	1,644,886	1,554,840	1,615,280	1,549,309
Average earning assets	2,073,415	1,885,727	2,026,542	1,878,023
Average assets	2,206,477	2,037,921	2,156,514	2,029,981
Average interest bearing deposits	1,427,469	1,300,307	1,394,591	1,296,996
Average total deposits	1,821,671	1,626,024	1,777,554	1,617,917
Average securities sold under agreement to repurchase	54,576	57,930	55,948	60,330
Average federal funds purchased and other short term borrowings	21,839	21,863	20,747	20,447
Average Federal Home Loan Bank advances	31,864	60,426	31,870	60,428
Average subordinated debentures	30,900	30,900	30,900	32,054
Average interest bearing liabilities	1,566,648	1,471,426	1,534,056	1,470,255
Average stockholders' equity	219,871	194,947	214,069	192,918

Performance Ratios
Annualized return on average assets	1.16%	1.20%	1.23%	1.25%
Annualized return on average equity	11.69%	12.59%	12.41%	13.14%
Net interest margin, fully tax equivalent	3.72%	3.98%	3.78%	4.02%
Non-interest income to total revenue, fully tax equivalent	34.91%	33.23%	33.99%	33.03%
Efficiency ratio	63.72%	59.05%	59.85%	55.67%

Capital Ratios
Average stockholders' equity to average assets	9.96%	9.57%	9.93%	9.50%
Tier 1 risk-based capital			13.75%	12.94%
Total risk-based capital			15.00%	14.20%
Leverage			11.26%	10.82%

Loans by Type
Commercial and industrial			$474,255	$417,112
Construction and development			133,464	139,328
Real estate mortgage - commercial investment			419,035	420,499
Real estate mortgage - owner occupied commercial			321,518	300,911
Real estate mortgage - 1-4 family residential			180,700	154,927
Home equity - first lien			38,598	37,902
Home equity - junior lien			65,486	71,408
Consumer			33,935	35,739

Asset Quality Data
Allowance for loan losses to total loans			1.92%	2.01%
Allowance for loan losses to average loans	1.94%	2.04%	1.98%	2.05%
Allowance for loan losses to non-performing loans			101.63%	89.35%
Nonaccrual loans			$20,886	$27,907
Troubled debt restructuring			8,565	7,541
Loans - 90 days past due & still accruing			2,017	112
Total non-performing loans			31,468	35,560
OREO and repossessed assets			7,619	7,041
Total non-performing assets			39,087	42,601
Non-performing loans to total loans			1.89%	2.25%
Non-performing assets to total assets			1.73%	2.04%
Net charge-offs to average loans (2)	0.08%	0.12%	0.22%	0.29%
Net charge-offs	$1,367	$1,908	$3,551	$4,522

S.Y. Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2013 Earnings Release

	Five Quarter Comparison
	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Income Statement Data
Net interest income, fully tax equivalent (1)	$19,229	$18,711	$18,925	$19,140	$18,667
Net interest income	$18,975	$18,463	$18,310	$18,795	$18,295
Provision for loan losses	1,325	2,325	2,475	2,475	2,475
Net interest income after provision for loan losses	17,650	16,138	15,835	16,320	15,820
Investment management and trust income	4,129	3,886	3,603	3,515	3,670
Service charges on deposit accounts	2,244	2,000	2,175	2,161	2,125
Bankcard transaction revenue	1,020	961	1,018	985	1,017
Gains on sales of mortgage loans held for sale	807	867	1,439	1,277	866
Gain on the sale of securities	(5)	-	-	-	-
Brokerage commissions and fees	622	615	749	651	652
Bank owned life insurance	259	252	263	226	260
Gain on acquisition	449	-	-	-	-
Other non-interest income	786	647	880	980	700
Total non-interest income	10,311	9,228	10,127	9,795	9,290
Salaries and employee benefits expense	10,021	9,657	9,771	9,711	9,426
Net occupancy expense	1,435	1,231	1,453	1,365	1,464
Data processing expense	1,819	1,356	1,147	1,296	1,522
Furniture and equipment expense	286	291	341	347	326
FDIC Insurance expense	357	350	399	398	346
(Gain) loss on other real estate owned	(74)	(35)	233	969	233
Acquisition costs	1,548	-	-	-	-
Other non-interest expenses	3,430	2,729	3,839	2,959	3,191
Total non-interest expense	18,822	15,579	17,183	17,045	16,508
Net income before income tax expense	9,139	9,787	8,779	9,070	8,602
Income tax expense	2,732	3,019	2,265	2,388	2,499
Net income	$6,407	$6,768	$6,514	$6,682	$6,103

Weighted average shares - basic	14,203	13,814	13,901	13,883	13,874
Weighted average shares - diluted	14,243	13,851	13,955	13,966	13,941

Net income per share, basic	$0.45	$0.49	$0.47	$0.48	$0.44
Net income per share, diluted	0.45	0.49	0.47	0.48	0.44
Cash dividend declared per share	0.20	0.20	0.20	0.19	0.19

Balance Sheet Data (at period end)
Cash and due from banks	$41,480	$31,715	$42,610	$35,032	$34,789
Federal funds sold	36,177	27,745	25,093	17,351	35,533
Mortgage loans held for sale	7,080	4,576	14,047	13,417	6,608
Securities available for sale	402,807	362,904	386,440	360,946	333,143
FHLB stock and other securities	7,347	6,180	6,180	6,180	6,180
Total loans	1,666,991	1,600,960	1,584,594	1,578,290	1,577,826
Allowance for loan losses	31,980	32,022	31,881	31,245	31,773
Total assets	2,258,600	2,121,066	2,148,262	2,102,589	2,083,628
Non-interest bearing deposits	412,584	376,972	396,159	359,097	341,128
Interest bearing deposits	1,452,260	1,359,912	1,385,534	1,330,933	1,323,161
Securities sold under agreements to repurchase	56,554	50,879	59,045	54,127	50,700
Federal funds purchased	28,782	36,821	16,552	19,308	36,736
Federal Home Loan Bank advances	31,859	31,872	31,882	60,423	60,426
Subordinated debentures	30,900	30,900	30,900	30,900	30,900
Stockholders' equity	220,352	208,897	205,075	201,422	196,302
Total shares outstanding	14,509	13,958	13,915	13,895	13,878
Book value per share	15.19	14.97	14.74	14.50	14.14
Market value per share	24.53	22.50	22.42	23.66	23.95

Capital Ratios
Average stockholders' equity to average assets	9.96%	9.89%	9.60%	9.54%	9.57%
Tier 1 risk-based capital	13.75%	13.60%	13.17%	13.09%	12.94%
Total risk-based capital	15.00%	14.86%	14.42%	14.35%	14.20%
Leverage	11.26%	11.11%	10.79%	10.76%	10.82%

S.Y. Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2013 Earnings Release

	Five Quarter Comparison
	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Average Balance Sheet Data
Average federal funds sold	$95,029	$110,472	$145,946	$110,263	$84,957
Average mortgage loans held for sale	6,471	7,851	13,418	11,776	5,718
Average investment securities	338,020	283,411	273,903	266,799	271,550
Average loans	1,644,886	1,585,326	1,573,469	1,583,269	1,554,840
Average earning assets	2,073,415	1,979,128	1,991,271	1,940,261	1,885,727
Average assets	2,206,477	2,105,996	2,129,501	2,093,512	2,037,921
Average interest bearing deposits	1,427,469	1,361,349	1,346,908	1,330,877	1,300,307
Average total deposits	1,821,671	1,732,947	1,723,811	1,677,819	1,626,024
Average securities sold under agreement to repurchase	54,576	57,335	60,918	57,878	57,930
Average federal funds purchased and other short term borrowings	21,839	19,643	17,487	19,366	21,863
Average Federal Home Loan Bank advances	31,864	31,876	59,180	60,424	60,426
Average subordinated debentures	30,900	30,900	30,900	30,900	30,900
Average interest bearing liabilities	1,566,648	1,501,103	1,515,393	1,499,445	1,471,426
Average stockholders' equity	219,871	208,201	204,502	199,766	194,947

Performance Ratios
Annualized return on average assets	1.16%	1.30%	1.22%	1.27%	1.20%
Annualized return on average equity	11.69%	13.18%	12.67%	13.31%	12.59%
Net interest margin, fully tax equivalent	3.72%	3.83%	3.78%	3.92%	3.98%
Non-interest income to total revenue, fully tax equivalent	34.91%	33.03%	34.86%	33.85%	33.23%
Efficiency ratio	63.72%	55.76%	59.15%	58.91%	59.05%

Loans by Type
Commercial and industrial	$474,255	$455,258	$426,930	$419,568	$417,112
Construction and development	133,464	125,624	131,253	138,165	139,328
Real estate mortgage - commercial investment	419,035	412,954	414,084	417,357	420,499
Real estate mortgage - owner occupied commercial	321,518	306,924	304,114	301,017	300,911
Real estate mortgage - 1-4 family residential	180,700	165,179	166,280	158,013	154,927
Home equity - 1st lien	38,598	37,182	39,363	36,480	37,902
Home equity - junior lien	65,486	62,896	65,790	67,312	71,408
Consumer	33,935	34,943	36,780	40,378	35,739

Asset Quality Data
Allowance for loan losses to total loans	1.92%	2.00%	2.01%	1.98%	2.01%
Allowance for loan losses to average loans	1.94%	2.02%	2.03%	1.97%	2.04%
Allowance for loan losses to non-performing loans	101.63%	95.55%	106.10%	100.19%	89.35%
Nonaccrual loans	$20,886	$20,561	$18,360	$22,448	$27,907
Troubled debt restructuring	8,565	10,999	10,969	7,511	7,541
Loans - 90 days past due & still accruing	2,017	1,952	719	1,228	112
Total non-performing loans	31,468	33,512	30,048	31,187	35,560
OREO and repossessed assets	7,619	5,720	7,364	6,939	7,041
Total non-performing assets	39,087	39,232	37,412	38,126	42,601
Non-performing loans to total loans	1.89%	2.09%	1.90%	1.98%	2.25%
Non-performing assets to total assets	1.73%	1.85%	1.74%	1.81%	2.04%
Net charge-offs to average loans (2)	0.08%	0.14%	0.12%	0.19%	0.12%
Net charge-offs	$1,367	$2,184	$1,839	$3,003	$1,908

Other Information
Total assets under management (in millions)	$2,047	$2,009	$1,961	$1,923	$1,848
Full-time equivalent employees	511	488	495	490	482

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Interim ratios not annualized

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer